Exhibit 10.1

FORM OF PERFORMANCE
AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (this "Agreement") is entered into effective as of ________, 2011 (the "Grant Date"), by CRAFT BREWERS ALLIANCE, INC., a Washington corporation (the "Company"), and _____________________________ (the "Participant").

RECITALS

A.           The Company has adopted the 2010 Stock Incentive Plan (the "Plan").  Capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan.

B.           The Administrator has designated the Participant to receive a Performance Award under the Plan.

NOW THEREFORE, the Company and the Participant agree as follows:

1.           Performance Award.  The Company grants to the Participant a Performance Award (the "Award") of up to ______ shares of Common Stock (the "Performance Shares") for the period beginning on the Grant Date and ending on March 31, 2014 (the "Performance Period").  The actual number of Performance Shares that will be issued to the Participant pursuant to the Award will be determined as described below, based on the actual results of the Company for the three fiscal years ending December 31, 2013 (the "Measurement Period").  The Award is subject to all of the provisions of the Plan and the terms and conditions specified in this Agreement.

2.           Performance Goals. As long as the Participant remains employed by the Company, the Performance Shares earned under this section will vest on the last day of the Performance Period specified above (the "Vesting Date"), subject to the written certification by the Administrator of the achievement of the performance goals set forth on Exhibit A (the "Performance Goals").  The number of Performance Shares, if any, that may be earned based on the Performance Goals will be as set forth in Schedule 1, subject to the Cutback set forth in Schedule 2.

Schedule 1.            Award Earned Relative to Performance Goals.

Performance Goal	% of Award Earned
3-Year Adjusted EBITDA	50%
3-Year Net Sales	50%

Schedule 2.            Cutback.  For each 1% shortfall as to achievement of a given Performance Goal up to 20%, the number of Performance Shares earned is reduced by 3.5% (the "Cutback").  No Performance Shares will be earned with respect to a given Performance Goal as to which achievement is below 80 percent.

Minimum Achievement Threshold	Performance Shares Earned
100%	100%
99%	96.5%
98%	93%
97%	89.5%
96%	86%
95%	82.5%
94%	79%
93%	75.5%
92%	72%
91%	68.5%
90%	65%
89%	61.5%
88%	58%
87%	54.5%
86%	51%
85%	47.5%
84%	44%
83%	40.5%
82%	37%
81%	33.5%
80%	30%
Below 80%	0

3.           Settlement of Award.  The Award will be settled on a settlement date selected by the Administrator as soon as practicable after the end of the Performance Period, and in no case later than 30 days following the Vesting Date, by the delivery to the Participant of an unrestricted certificate for all the Performance Shares vested under this Agreement.

4.           Other Documents.  The Participant will be required to furnish to the Company such other documents or representations as the Company may require to assure compliance with applicable laws and regulations as a condition of the Company's obligation to issue any Performance Shares.

5.           Forfeiture.  Except to the extent otherwise determined by the Administrator in its sole discretion pursuant to the provisions of Section 10 of the Plan, the Participant's rights in all Performance Shares subject to this Agreement that have not vested will be forfeited, and the Award will be canceled and the Participant will not receive any Performance Shares or other payment with respect to the Award, upon termination of the Participant's employment (or business relationship) with the Company and its Affiliates for any reason prior to the Vesting Date.

6.           Capitalization Adjustments.  Capitalization adjustments to the Performance Shares, if any, will be made as required by Section 10.1 of the Plan.

7.           Rights as Shareholder. Prior to the issuance of Performance Shares in settlement of the Award, the Participant will have no rights as a shareholder of the Company with respect to the Award or the Performance Shares.

8.           Tax Withholding and Reimbursement.  Participant must satisfy all federal, state and local tax withholding obligations relating to the settlement of the Award.  The Company is authorized to require the Participant to remit to the Company, or to withhold from the Participant's other compensation, any withholding and payroll taxes imposed on the Company in connection with or with respect to the settlement of the Award.  Subject to the prior written approval of the Administrator in its sole discretion, the Participant, by written notice to the Administrator which complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, may elect to have withholding taxes satisfied by withholding Common Stock from the shares of Common Stock otherwise issuable to the Participant in settlement of the Award.

9.           Entire Agreement; Amendments; Binding Effect.  This Agreement, together with the Plan, constitutes the entire agreement and understanding between the Company and the Participant regarding the subject matter hereof.  Except as permitted by the Plan, no amendment of the Award or this Agreement, or waiver of any provision of this Agreement or the Plan, shall be valid unless in writing and duly executed by the Company and the Participant.  The failure of any party to enforce any of that party's rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach.  This Agreement shall be binding upon the Participant and his or her heirs, successors and assigns.

10.           Code Section 409A. This Agreement is intended to be exempt from the requirements of Code Section 409A by reason of all payments under this Agreement being "short-term deferrals" within the meaning of Treas. Reg. § 1.409A-1(b)(4).  All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"Company"	CRAFT BREWERS ALLIANCE, INC.

By:
[Name]
[Title]

"Participant"

EXHIBIT A

PERFORMANCE GOALS

A.  3-Year Adjusted EBITDA in the cumulative amount of $*** or more during the Measurement Period.  The term Adjusted EBITDA is defined as earnings before net interest expense, taxes, depreciation and amortization and share-based compensation expense.

B.  3-Year Net Sales in the cumulative amount of $*** or more during the Measurement Period.  Net Sales are sales, net of excise taxes, as reported in the Company's Form 10-K as filed with the Securities and Exchange Commission.

The determination of the level of attainment of the above performance goals is subject to adjustment (up or down) for the effect of unanticipated or non-recurring items having a material effect on the Company's financial results, in each case to the extent the Committee approves such adjustment in its sole discretion.  The Committee will make this determination prior to the March 31 following the end of the fiscal year in which the event giving rise to the proposed adjustment occurred.

________________________________________
***  Confidential information has been omitted and filed with the Securities and Exchange Commission pursuant to a confidential treatment request.